UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: August 3, 2016

(Date of earliest event reported)

Advanced Disposal Services, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	333-191109	90-0875845
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 Fort Wade Road
Ponte Vedra, Florida 32801
(Address of principal executive offices and zip code)

(904) 737-7900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement.

On August 4, 2016, Advanced Disposal Services, Inc. (the “Company”) entered into a waiver (the “Waiver”) to the Senior Secured Credit Agreement dated as of October 9, 2012 (as amended and restated, modified and/or supplemented from time to time, the “Credit Agreement”) with, among others, the lenders party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent and Initial Tranche B-2 Lender.  The Waiver, among other things, waived certain conditions to the extension of the maturity of the commitments under the revolving tranche of the Credit Agreement. As of August 4, 2016, the maturity date with respect to approximately $280 million of the $300 million of commitments under the revolving credit facility has been extended to October 2019.

The description of the Credit Agreement, as amended set forth herein is summary in nature and is qualified in its entirety by reference to the full text of the Credit Agreement, an amendment to the Credit Agreement dated February 4, 2016 (the “Amendment”) and the Waiver. Copies of the Amendment and Waiver are attached hereto as exhibits 10.1 and 10.2 and are incorporated by reference herein.

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2016, the Board of Directors (the “Board”) of the Company elected Michael Koen as a director of the Company, effective August 3, 2016.  Mr. Koen joins the Board as the designated director of Canada Pension Plan Investment Board (“CPPIB”), pursuant to CPPIB’s right to designate a director under the limited partnership agreement of Star Atlantic Waste Holdings II, L.P.   Mr. Koen has been designated to serve on the audit committee.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished herewith:

Exhibit No.	Description

10.1	Amendment No. 3 to the Credit Agreement, dated February 4, 2016
10.2	Partial Waiver to Amendment No. 3 to the Credit Agreement, dated August 4, 2016

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Disposal Services, Inc.

	By:	/s/ Jeffrey C. Everett
	Name:	Jeffrey C. Everett
	Title:	Vice President, Associate General Counsel

Dated: August 5, 2016

Exhibit Index

Number and Description of Exhibit

10.1	Amendment No. 3 to the Credit Agreement, dated February 4, 2016
10.2	Partial Waiver to Amendment No. 3 to the Credit Agreement, dated August 4, 2016